Breakthrough
Technology
for a
Brighter Future
1
Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-187343
June 17, 2013

Safe Harbor
Certain statements contained in this material are forward-looking statements. These forward-looking statements are based on the current expectations of the management of Oramed only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval or patent protection for our product candidates; competition from other pharmaceutical or biotechnology companies; and our ability to obtain additional funding required to conduct our research, development and commercialization activities, and others, all of which could cause the actual results or performance of Oramed to differ materially from those contemplated in such forward-looking statements.
Except as otherwise required by law, Oramed undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risks and uncertainties affecting
Oramed, reference is made to Oramed's reports filed from time to time with the Securities and Exchange
Commission. which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Please refer to the company's filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward-looking statements. Oramed undertakes no obligation to update or revise any forward-looking statements.

Free Writing Prospectus Statement
 This presentation highlights basic information about us and the offering. Because it is a summary, it does not contain all of the information that you should consider before investing.
 We have filed a registration statement (including a prospectus dated March 22, 2013 and a preliminary prospectus supplement dated June 17, 2013) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, we, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling Aegis
 Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York,
 NY 10019, telephone: 212-813-1010, e-mail: prospectus@aegiscap.com or Maxim
 Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, toll-free telephone: 1-800-724-0761

Offering Summary
Issuer	Oramed Pharmaceuticals Inc.
Exchange / Ticker	NASDAQ Capital Market / ORMP
Offering Size	Approximately $13 million (100% Primary)
Over-allotment	15% (100% Primary)
Use of Proceeds	Clinical development of ORMD-0801 and ORMD-0901, working capital & general corporate purposes
Book-Runners	Aegis Capital Corp and Maxim Group LLC

Oramed
An oral solution….

- Has a proprietary platform technology for oral delivery of drugs -- currently available via injection only
- Flagship product – Oral insulin for Type 2.
- Product Pipeline includes:
  - Oral Insulin Capsule (ORMD-0801)
  - Oral Exenatide Capsule (ORMD-0901; a GLP-1 Analog)
  - Combination Therapy (ORMD 0801 + 0901)
- Proof-of-principle established in pre-clinical and clinical trials
- Based on over 30 years of medical research in the Diabetes Unit of Hadassah Medical Center, Jerusalem
- Founded in 2006 by its scientific inventors

oramed
Pharmaceuticals Inc

Oramed Overview

Protein breakdown, low bioavailability
Harsh pH
Protease
threat
Mechanical
challenges
Absorption
barrier
Fate of proteins/peptides in GIT

The Solution

Enteric Coating

- Protects capsule constituents during travel through digestive tract - completely avoiding exposure to acidic gastric environment
- pH sensitive – only degrades in the small intestine, completely bypassing stomach and stomach acid

Protease Inhibitors

- Protects protein from degradation by proteases once capsule degrades

Absorption Enhancers

- Assists with translocation of active ingredient (protein/peptides) across intestinal membrane into bloodstream oramed Pharmaceuticals Inc

8

Oramed Technology:
Oramed’s delivery platform protects proteins and
enhances their absorption, allowing them to reach the
bloodstream via the portal vein, thereby establishing a
more physiologic protein gradient when compared to
other delivery systems.

Versatile
Simple
Competent
Versatile
Supports a
wide range
of protein
sizes and
doses
Simple
Simple
blend of
ingredients
ORAMED DRUG DELIVERY

Regulatory competence
No NCEs; widely applied
pharmacopoeia

Oramed Technology

Diabetes:
A Global Epidemic

Type 2 Diabetes: A Global Epidemic
• $471 billion: Estimated total annual
 economic cost of diabetes worldwide
 (IDF, 2012)
• $14.5 billion: Estimated total global
 insulin market (ReportLinker, 2010)
11
350
0
50
100
150
200
250
300
1985
2000
2012
Year
http://www.idf.org/home/
171 Million
30 Million
371 Million
(IDF Diabetes Atlas, 2012)
400
Type 2 diabetes accounts for
85-95% of diabetes cases

- ORMD-0801: Oral Insulin
- ORMD-0901: Oral Exenatide (GLP-1 Analog)
- Combination Therapy (ORMD-0801 + 0901)
- Platform Technology

Pipeline Overview
Therapy	Indication	Preclinical	Phase I	Phase II (ex-US)	Phase II (FDA)	Timeline
ORMD - 0801 ORMD-0901 Combination Therapy	T2DM					Q3, ‘13: Phase IIa “sub-study” projected initiation Q2, ’14: Phase IIb multi-center study projected initiation
	T1DM					Q2, ‘14: Phase II (ex-US) multi-center trial projected initiation
	T2DM					Q1 ’13: Phase I/II (ex-US) study initiated
	T2DM					Q1, ‘13: First-in-human PoC trial initiated

ORMD-0801
Oral Insulin

ORMD-0801: Administrations To-date

140
120
100
80
60
40
20
0
T2DM
T1DM
Healthy
Study Subjects: Breakdown

14

 Total number of
 study subjects:
131
Total number of
administrations
in humans:
1444
38
27
66

ORMD-0801
Type 2 Diabetes

● Blood glucose - insulin secretion system forms
a 'closed-loop'
● Peripheral insulin promotes glucose uptake in
fat and muscle

● First-pass hepatic metabolism extracts 80% of
secreted insulin
● Systemic exposure is minimized
Portal insulin delivery is physiologic.
Systemic insulin delivery is not.
pancreas
portal vein
liver

ß -Cell Function (%)
100
75
50
25
0
IGT
Post-prandial Hyper-glycemia
Type 2 Diabetes Phase I
Type 2 Diabetes Phase II
Phase III
-12 -10 -6 -2 0 2 6 10 14
Years From Diagnosis

oramed Pharmaceuticals Inc

Initial Treatment:
• Lifestyle Modification
• Diet & Exercise
Single & Combination Oral
Therapies:
• ORMD-0801
• Reduce insulin resistance
• Stimulate insulin secretion
Final Treatment:
• Insulin Replacement
ORMD-0801 is not a substitute for insulin
injections, but rather a new earlier treatment
option
Stages of Type 2 Diabetes
Criteria for advancing to next stage:
AIC not at target < 7.0%
Type 2 Diabetes:
Stages & Treatment Options

Unique Initial Indication

Fasting Blood Glucose (FBG):

- Measurement of blood glucose levels after a fast, here defined as first thing in the morning
- Effected by liver regulation of glucose and insulin levels in the body during a fast

Elevated FBG

- **Elevated FBG levels are a major issue in Type 2 diabetics**
- Main cause: excessive nighttime glucose production from liver
- Current treatments for correction of elevated FBG are suboptimal

FBG: Stats

- Approximately 70% of individuals with impaired FBG develop T2DM
- An estimated > 80% of T2DM patients exhibit abnormal FBG *and* fail to achieve glycemic control with Metformin or thiazolidinediones (TZDs) preparations

ORMD-0801: UNIQUE INDICATION

- Focused on excessive nighttime glucose production from the liver oramed
Pharmaceuticals Inc

Toxicology Study:

No adverse events

- 90 rats, 28-day tox + 14-day post-treatment monitoring
- Doses: 3 times greater than human exposure
- "Overall, no safety signals were observed in either the PoC studies in Beagle dogs or pigs or the 28-day repeat does toxicity and toxicokinetic studies in Sprague Dawley rats…" (Oramed's IND Application)

ORMD-0801 Pre-clinical

 Healthy, non-diabetic, cannulated beagle dogs 60-75% drop in blood glucose levels within 30-100 minutes of treatment
No hypoglycemia or adverse events were observed over
the three years of testing
0
20
40
60
80
0
60
120
180
Time (min)
n=4
8 mg
insulin
8 mg insulin, no additives
1.5 U NovoRapid
ORMD-0801 (A)
ORMD-0801 (C)
20
ORMD-0801
Preclinical - Dogs

Glucose (mg/dL)
ORMD-0801; 10 independent sessio

Glucose (mg/dL)

No hypoglycemia or adverse events were observed

40
60
80
-
0
30
60
90
120
NC
0
100
-
10
150
Time (min)
NC; 4 independent test sessions
Fasting
n=2
Pre-
prandial
0
20
40
60
80
100
120
140
0
50
100
150
Time (min)
-20
n=3
NC; 6 independent test sessions
ORMD-0801; 5 independent sessions
8 mg
insulin

ORMD-0801
Preclinical - Pigs

Phase II Study (ex-US):
Design: Multi-centered, placebo-controlled, randomized, double-blinded, 29 T2DM patient study to evaluate safety and tolerability of one bedtime orally administered ORMD-0801 formulation (2 capsules containing 8 mg insulin each) as well as its effectiveness in providing glycemic control.
21 T2DM
8 T2DM
Monitor safety parameters
Compare plasma markers at start of study to
those at end of study
ORMD-0801
once daily
placebo
once daily

- Total number of patients: 38
- Efficacy
  - Showed relevant clinical impact
- Safety
  - Good safety profile
  - Safe and well tolerated by all patients
  - No SAEs

oramed
Pharmaceuticals Inc

T2DM Clinical Results

Results:
Safety:
• First extended exposure to ORMD-0801 proved safe and tolerable.
• No serious adverse events reported.
• No cumulative effects were observed.
• Only two hypoglycemic events were recorded - both were mild.
Efficacy:
• Reduced glycemia & inflammatory markers
• Percentage of patients demonstrating clinically relevant reductions in insulin, c-peptide, fasting blood glucose (FBG), and Hb1Ac levels was higher in the ORMD-0801 cohort, compared to the placebo.
0
5
10
15
20
25
30
35
40
45
50
FBG
Fructose-
amine
HbA1c
Insulin
c-peptide
CRP
ORMD-0801
Placebo

Phase II Study (ex-US):
FBG, HbA1c, Cardiovascular Disease Risk,
Hypoglycemia

Phase IIa

- 30 patients
- US site (CRO: Integrium)
- In-patient setting
- Double blind
- Randomized
- One week of treatment
- 2 test doses (16mg, 24 mg)
- Primary end point: Safety
- **Follow-on study (planned): Phase IIb multi-site study in US**

Upcoming Trial
(under FDA IND)

ORMD-0801
Type 1 Diabetes

Glucodynamics in fasting T1DM

Glucose
Insulin

Glucose
Insulin

ID:
8
80
100
120
140
160
-10
-5
0
5
10
15
200
240
300
360
180
Time (min)
ID:
9
70
120
170
220
270
-14
-10
-6
-2
0
200
240
300
360
180
Time (min)
Expected rate of increase in fasting
blood glucose concentrations among
T1DM upon insulin withdrawal: 45.1 ± 9.7
mg/dL·hr-1 (Clement et al, 2002, Diabetes
Technol Ther 4(4):459)
Subject #	Rate of glucose change (mg/dL*hr-1)
2	43.7
3	-0.7
4	-15.5
5	10.9
6	-6.1
7	-28.7
8	-18.4
9	5.5
ORMD-0801
effectively
prevented
the expected
rise in
blood glucose
concentrations
among fasting
T1DM subjects

ORMD-0801
T1DM

Mean glucose n=7
Glucose (mg/dL)

Frequency (%)
60
50
40
30
20

DAY
NIGHT
180
200
220
240
260
280
300
pretreatment
treatment
ê 11.5%
50.75
58.3
38
49.7
DAY
NIGHT
pretreatment
treatment
Frequency glucose >200mg/dL
06:00
-
08:59
09:00
-
11:59
12:00
-
13:59
14:00
-
18:59
19:00
-
20:59
21:00
-
23:59
00:00
-
05:59
Time
Design: 7 T1DM, monitor glycemic stability of one orally administered ORMD-0801 formulation (1 capsule (8 mg insulin) before meals, three time daily). Glucose monitored with continuous, blinded glucose monitor
Results: Safe, well tolerated, reduced glycemia.

ORMD-0801
T1DM

ORMD-0901
Oral Exenatide
T2DM

GLP-1: Hormone Facts

- Secreted by the intestines
- Has an effect on the satiety center in the brain
- Has effect on pancreatic B-cells

GLP-1 Analog: Drug Facts

- Has excellent safety profile
- Mimics the natural hormone in the body
- Decreases blood glucose levels – aids in blood sugar balance
- **Does not cause hypoglycemia**
- Effectively reduces HbA1c
- Preserves beta cell function
- **Promotes weight loss**

oramed Pharmaceuticals Inc

Oral Exenatide (GLP-1 Analog)

Oral Exenatide - ORMD-0901

Blunting of glucose excursions in dogs

Area (mg /dl)/minutes *10²

0
20
40
60
80
100
120
S.C.
AG
4
AG
3
-
+
+
+
+
Exenatide
*
*
*
Glucose
Results: Subcutaneous exenatide delivery amounted to a 51% reduction in mean glucose
AUC0-150, while formulations AG4 and AG3 prompted 43% and 29% reductions, respectively
(* p = 0.068, demonstrating a treatment-related trend for the sample size).
ORMD-0901 formulations preserved the biological activity
of orally delivered exenatide. ORMD-0901 successfully
curbed blood sugar excursions following glucose
challenge.
Methods:
➢ Healthy, fasting, cannulated
 dogs
➢ Single dose ORMD-0901
 formulations
➢ Administered 30 minutes
 before a glucose challenge.
➢ Blood samples collected
every 15 minutes.

Insulin (mU/mL)
20
50
Mean AUC
Placebo:
148.5±30.5
Insulin:
180.3±106.3
21%

preprandial
Phase 1
4 Healthy
Placebo-control
150 μg
exenatide
0
40
60
80
100
120
140
Time (min)
-50
0
100
150
n=4
ORMD-0901
placebo
FIRST IN
HUMAN
NO
NAUSEA

ORMD-0901
T2DM

Oramed
Corporate Overview

Nadav Kidron, Esq., MBA - Chief Executive Officer & Director
• Experience in various industries, Including corporate law and technology
• Advisory Board member - EnteraBio, Trendlines Group
Miriam Kidron, PhD - CSO & Director
 • Senior Researcher at the Diabetes Unit of Hadassah Medical Center for
 more than 25 years
 • Leading researcher in oral insulin development
Yifat Zommer, MBA - CFO
 • Extensive Experience in corporate financial management
 • Bachelor of Accounting and Economics from Hebrew University
 • MBA from Tel Aviv University, CPA Israel
Josh Hexter - COO, Vice President Business Development
 • More than 15 years of prominent leadership and managerial roles in biotech and pharma - most recently with BioLineRX
 • Master’s degree in management from Boston University
Ehud Arbit, MD - Director of R&D
 • Former VP of Medical Research at Emisphere Technologies
 • Former Division Head at Memorial Sloan Kettering Cancer Center
Board of Directors
Michael Berelowitz,
PhD
Chairman of SAB
SVP Clinical
Development &
Medical Affairs, Pfizer
(former)
Harold Jacob, MD
Former Chief Medical
Officer, Given Imaging.
Geral Ostrov
CEO, Bausch&Lomb
(former); Senior level
Executive J&J (former)
Leonard Sank
Entrepreneur and
businessman
31
Management

- Former SVP Clinical Development and Medical Affairs, Specialty Care Business at Pfizer Inc. Strong background in the Diabetes field.

 Scientific Advisory Board
Chairman of SAB: Michael Berelowitz, MD
Prof. Derek LeRoith, MD, PhD
• Professor of Medicine and Chief of Endocrinology, Diabetes
 and Bone Disease Unit, Mount Sinai School of Medicine, NY.
Prof. John Amatruda, MD
• The Former Senior Vice President and Franchise Head of the Diabetes and Obesity
 Unit at Merck & Co.
Prof. Avram Herskho, MD, PhD
• Distinguished Professor in the Biochemistry Unit in the
 B. Rappaport Facility of Medicine in the Technion in Haifa.
• Nobel Laureate in Chemistry (2004) for the discovery of ubiquitin-
 mediated protein degradation.
Prof. Nir Barzilai, MD
• Director for the Institute of Aging Research. Member of Diabetes
 Research Center, Albert Einstein University College of Medicine.
Prof. Ele Ferrannini, MD, PhD
• Prof. of Internal Medicine, University of Pisa School of Medicine. Professor of
 Medicine, Diabetes Unit Texas Health Science Center. Past President of the EASD.

- Expires in 2032, Pending status, including the US

Intellectual Property:
Five primary worldwide patents
 • Methods and Compositions for Oral Administration of Proteins (2 unique types)
 – Expire 2026 & 2028
 – Approval granted in Israel, Japan, Australia and New Zealand
 – Pending in multiple jurisdictions, including the US
 • Methods and Compositions for Oral Administration of Exenatide
 – Expires 2028
 – Approval granted in New Zealand
 – Pending in multiple jurisdictions, including the US
 •  Methods and Compositions for Treating Diabetes
 – Expires in 2032, Pending status, including the US
 • Protease inhibitor-containing compositions and compositions comprising same

Nadav Kidron
12%
Zeev
Bronfeld
***
7%
Regals Fund
11%
Public
59%
Leonard
Sank
6%
Hadasit
5%

Financial Overview 2013*
* As of June 1, 2013
Ticker: NASDAQ: ORMP
• $20.7M raised to date
• No Debt
• Cash and investments: $4.2M
• Shares Issued: 7.2M
• Fully diluted: 9.5M**
** Including outstanding 0.9M options and 1.5M warrants.
*** Including the shares of D.N.A Biomedical Solutions
Ltd.

33
Capitalization Structure
Capitalization	Outstanding	% Outstanding
Common Stock	7,226,423	75.35%
Stock Options	857,158	8.94%
Warrants	1,506,410	15.71%
Fully-diluted Shares Outstanding	9,589,991	100%

ORMD-0801, Oral Insulin

- Type II Diabetes:
  - Phase IIa in the U.S
  - Phase IIb in the US
- Type I Diabetes:
  - Phase II ex-US study

ORMD-0901, Oral Exenatide

- Phase II (ex-US) – T2DM
- Initiation of FDA studies in US (pre-IND and IND)

Working Capital

- The remainder will be used for working capital and general corporate purposes.

oramed Pharmaceuticals Inc

 •  Anticipated 2013 expenditures (Q3-Q4): $2.5M
 •  Anticipated 2014 expenditures (Q1-Q4): $8M
Anticipated Use of Proceeds 2013-2015

In Summary

- Orally ingestible insulin capsule entering Phase 2 clinical development under the US FDA IND
- Product pipeline with the potential to expand to other indications
- Proprietary technology platform for oral delivery of peptides
- World-leading scientific team
- Strong IP
- Clear proof of concept
- Significant market opportunity
- Experienced management team

oramed Pharmaceuticals Inc

ORMD-0801 (Oral Insulin):

- Initiation and completion of Phase IIa (T2DM)
- Initiation of PIIb multi-site study under US IND (T2DM)
- Initiation of PII multi-site ex-US study (T1DM)

ORMD-0901 (Oral Exenatide):

- Filing pre-IND
- Initiation of IND-enabling studies
- Initiation of PII ex-US multi-center study

oramed

Anticipated Milestones

Breakthrough Technology for a
Brighter Future
Contact :
Nadav Kidron
CEO
nadav@oramed.com